Contact	Chris Grandis	FOR RELEASE
	Media Relations Director	Moved on Business Wire
	Corporate	August 11, 2010
703.641.2316
cgrandis@csc.com

Bryan Brady
Vice President, Investor Relations
Corporate
703.641.3000
investorrelations@csc.com

CSC REPORTS FIRST QUARTER RESULTS

Solid performance, reaffirms guidance

    FALLS CHURCH, Va., August 11 – CSC (NYSE: CSC) today reported first quarter fiscal 2011 Revenue of $3.94 billion and fully diluted earnings per share (EPS) of $0.91 compared to first quarter fiscal 2010 Revenue of $3.90 billion and EPS of $0.85.

    Highlights for the Quarter include:

•	New business awards of $3.2 billion for the quarter compared to $3.5 billion for the previous year.

•	Pre-tax margin of 5.45% for the quarter, an increase of 71 basis points from the previous year.

•	Operating margin of 7.13% for the quarter, an increase of 32 basis points from the previous year.

•	Operating cash flow of -$60 million for the quarter, an improvement of $237 million from the previous year.

•	Free Cash Flow of -$318 million for the quarter, an improvement of $144 million from the previous year.

Commenting on the results, CSC Chairman and Chief Executive Officer, Michael Laphen said, “I am pleased with our operational improvements and the corresponding financial results, particularly the margin and cash flow performance. We remain focused on delivering positive results while navigating a still uncertain macro economic environment.”

New Business Awards

    Across the three lines of business, new business awards for the quarter were $3.2 billion. North American Public Sector (NPS) contributed approximately $1.2 billion, Business Solutions & Services (BSS) reported $0.8 billion, and Managed Services Sector (MSS) closed $1.2 billion of new business.

Business Outlook

    “I am encouraged by the size and quality of our current pipeline,” said Laphen. “We are seeing increased demand emerging from some regions and within some industries.  Our strategic targets of Cloud, Cyber and Healthcare, as well as network management are all indicating positive signs.  Although our businesses are impacted by the overall sluggish recovery and, to a lesser extent government spending, we have a very robust backlog and I remain optimistic that we will realize meaningful growth beginning in the second half of our fiscal year.”

    The Company reconfirmed guidance for the full year as follows:

    Bookings in excess of $18 billion, revenue in the range of $16.8 billion to $17.2 billion, operating margin between 9% and 9.25%, EPS in the $5.30 to $5.40 range, and Free Cash Flow in excess of 90% of net income attributable to CSC common shareholders.

Lines of Business

    For the quarter, NPS Revenue was $1.55 billion (up 2.2% from first quarter last year), MSS Revenue was $1.60 billion (up 2.2% from first quarter last year) and BSS Revenue was $0.82 billion (down 2% from first quarter last year).

Conference Call and Webcast

CSC senior management will host a conference call and Webcast at 11:00 a.m. EST today. The conference call dial-in number for domestic callers is 888-352-6793. International callers will need to dial +1 719-325-2106. The pass code for all participants is 3379040. The Webcast and presentation slides can be accessed at www.csc.com/investorrelations.

Non-GAAP Measures

In an effort to provide investors with additional information regarding the Company’s results as determined by generally accepted accounting principles (GAAP), the company has also disclosed in this press release non-GAAP information which management believes provides useful information to investors, including: operating income, operating margin, free cash flow and free cash flow as a percentage of net income attributable to CSC common shareholders.  A reconciliation of the adjustments to GAAP results for this quarter and prior periods, as well as the rationale for management’s use of non-GAAP measures, is included in the tables below.

About CSC

CSC is a global leader in providing technology-enabled solutions and services through three primary lines of business.  These include Business Solutions & Services, the Managed Services Sector and the North American Public Sector.  CSC’s advanced capabilities include system design and integration, information technology and business process outsourcing, applications software development, Web and application hosting, mission support and management consulting.  Headquartered in Falls Church, VA., CSC has approximately 95,000 employees and reported revenue of $16.2 billion for the 12 months ended July 2, 2010.  For more information, visit the Company’s Web Site at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 2, 2010 and any updating information in subsequent SEC filings.  The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

Revenues by Segment
(preliminary and unaudited)
	Quarter Ended
	July 2, 2010	July 3, 2009	% of Total Revenue
(Amounts in millions )			Fiscal 2011	Fiscal 2010

Business Solutions & Services	$821	$838	21%	21%

Managed Services Sector	1,598	1,564	41%	40%

Department of Defense	1,123	1,121	29%	29%
Civil agencies	372	358	9%	9%
Other (1)	57	40	1%	1%
North American Public Sector	1,552	1,519	39%	39%

Corporate & Eliminations	(29)	(23)	(1)%	0%

Total Revenue	$3,942	$3,898	100%	100%

Note (1):	Other revenues consist of state, local and foreign government as well as commercial contracts performed by the North American Public Sector (NPS).

Consolidated Condensed Statements of Income
(preliminary and unaudited)
	Quarter Ended
(In millions except per-share amounts)	July 2, 2010	July 3, 2009

Revenues	$3,942	$3,898

Costs of services (excludes depreciation and amortization)	3,197	3,156
Selling, general and administrative	244	247
Depreciation and amortization	256	270
Interest expense	41	55
Interest income	(8)	(7)
Other (income) expense	(3)	(8)
Total costs and expenses	3,727	3,713

Income before taxes	215	185
Taxes on income	67	52
Net income	148	133
Less: Net income attributable to noncontrolling interest, net of tax	5	2
Net income attributable to CSC common shareholders	$143	$131

Earnings per share:
Basic	$0.93	$0.86
Diluted	$0.91	$0.85

Cash dividend per common share	$0.15	$-

Weighted average common shares outstanding for:
Basic EPS	154.215	151.539
Diluted EPS	156.530	152.804

Selected Balance Sheet Data
(preliminary and unaudited)
	As of	As of
(Amounts in millions)	July 2, 2010	April 2, 2010
Assets
Cash and cash equivalents	$2,435	$2,784
Receivables, net	3,831	3,849
Prepaid expenses and other current assets	1,883	1,789
Total current assets	8,149	8,422

Property and equipment, net	2,243	2,241
Outsourcing contract costs, net	620	642
Software, net	500	511
Goodwill	3,784	3,866
Other assets	751	773
Total assets	$16,047	$16,455

Liabilities
Short-term debt and current maturities of long-term debt	$79	$75
Accounts payable	410	409
Accrued payroll and related costs	764	821
Other accrued expenses	1,153	1,344
Deferred revenue	1,099	1,189
Income taxes payable and deferred income taxes	266	284
Total current liabilities	3,771	4,122

Long-term debt, net	3,735	3,669
Income tax liabilities and deferred income taxes	545	550
Other long-term liabilities	1,444	1,606

Total Stockholders' Equity	6,552	6,508

Total liabilities and stockholders' equity	$16,047	$16,455

Debt as a percentage of total capitalization	36.8%	36.5%

Consolidated Condensed Statements of Cash Flows
(preliminary and unaudited)
	Quarter Ended
(Amounts in millions)	July 2, 2010	July 3, 2009
Cash flows from operating activities:
Net income	$148	$133

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization and other non-cash charges	277	283
Stock based compensation	14	18
Provision for losses on accounts receivable	4	4
Unrealized foreign currency exchange gain	(10)	(78)
Gain on dispositions	(4)	-
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Increase in assets	(203)	(186)
Decrease in liabilities	(286)	(471)
Net cash used in operating activities	(60)	(297)

Cash flows from investing activities :
Purchases of property and equipment	(177)	(100)
Outsourcing contracts	(28)	(33)
Acquisitions, net of cash acquired	(4)	-
Software purchased and developed	(44)	(40)
Other investing cash flows	-	15
Net cash used in investing activities, net	(253)	(158)

Cash flows from financing activities:
Borrowings under lines of credit	4	8
Repayments of borrowings under lines of credit	(2)	(13)
Principal payments on long-term debt	(11)	(9)
Proceeds from stock options	16	1
Repurchase of common stock and acquisitions of treasury stock	-	(2)
Excess tax benefit from stock-based compensation	1	-
Other financing activities	(6)	1
Net cash provided by (used in) financing activities	2	(14)

Effect of exchange rate changes on cash and cash equivalents	(38)	92

Net decrease in cash and cash equivalents	(349)	(377)
Cash and cash equivalents at beginning of year	2,784	2,297
Cash and cash equivalents at end of period	$2,435	$1,920

Non-GAAP Financial Measures

    The following tables reconcile operating income and free cash flow to the most directly comparable financial measure calculated and presented in accordance with GAAP. CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company’s financial condition and results of operations as they provide another measure of the Company’s profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers. Management uses operating income to evaluate business unit financial performance and it is one of the measures used in assessing management performance. One of the limitations associated with the use of operating income (as compared to reported earnings) is that it does not reflect the complete financial results of the Company. CSC compensates for these limitations by providing reconciliation between operating income and income before taxes.

GAAP Reconciliations
	Quarter Ended
Operating Income (preliminary and unaudited)
(Amounts in millions)	July 2, 2010	July 3, 2009

Operating income	$281	$265
Corporate G&A	(36)	(40)
Interest expense	(41)	(55)
Interest income	8	7
Other income (expense)	3	8
Income before taxes	$215	$185

	Quarter Ended
Free Cash Flow (preliminary and unaudited)
(Amounts in millions)	July 2, 2010	July 3, 2009

Free cash flow	$(318)	$(462)
Net cash used in investing activities	253	158
Acquisitions, net of cash acquired	(4)	-
Payments on capital leases and other long-term asset financings	9	7
Net cash used in operating activities	$(60)	$(297)
Net cash used in investing activities	$(253)	$(158)
Net cash provided by (used in) financing activities	$2	$(14)

Operating income	$281	$265
Operating margin	7.13%	6.81%
Pre-tax margin	5.45%	4.74%

    Note: Payments on capital leases and other long-term asset financings and proceeds from the sale of property and equipment (included in investment activities) are included in the calculation of Free Cash Flow (FCF).  Operating margin is defined as operating income as a percentage of revenue.  Pre-tax margin is defined as income before taxes as a percentage of revenue.